UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 40-F/A
(Amendment No. 3)

[X] Registration statement pursuant to Section 12 of the Securities Exchange Act of 1934

or

[   ] Annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended _______________________	Commission File Number 001-38179

_______________________

Kirkland Lake Gold Ltd.
(Exact name of Registrant as specified in its charter)

Ontario	1000	Not Applicable
(Province or other jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer
incorporation or organization)	Code Number)	Identification Number)

200 Bay Street, Suite 3120
Toronto, Ontario M5J 2J1
Canada
(416) 840-7884
(Address and telephone number of Registrant’s principal executive offices)

_______________________

Registered Agent Solutions, Inc.
99 Washington Avenue
Suite 1008
Albany, NY 12260
(888) 705-7274
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

_______________________

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered

Common Shares, no par value	New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act: None.

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

For annual reports, indicate by check mark the information filed with this Form:

[ ] Annual information form	[ ]Audited annual financial statements

Indicate the number of outstanding shares of each of the registrant’s classes of capital or common stock as of the close of the period covered by the annual report: N/A

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports); and (2) has been subject to such filing requirements for the past 90 days. [   ] Yes      [   ] No

Indicate by check mark by filing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934 (the “Exchange Act”). If “Yes” is marked, indicate the file number assigned to the Registrant in connection with such Rule. [   ] Yes      [X] No

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act. [   ]

The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

Kirkland Lake Gold Ltd. (the “Company”, the “Registrant”) is a Canadian issuer eligible to file its registration statement pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on Form 40-F pursuant to the multi-jurisdictional disclosure system of the Exchange Act. The Company is a “foreign private issuer” as defined in Rule 3b-4 under the Exchange Act. Equity securities of the Company are accordingly exempt from Sections 14(a), 14(b), 14(c), 14(f) and 16 of the Exchange Act pursuant to Rule 3a12-3.

The Company filed a Registration Statement on Form 40-F on August 4, 2017 (the “Original Form 40-F”) and an Amendment No. 1 to the Original Form 40-F on August 4, 2017 (the “Amendment No. 1) and an Amendment No. 2 to the Original Form 40-F on August 4, 2017 (the “Amendment No. 2). The Company is filing this Amendment No. 3 for the sole purpose of filing exhibits that were too large to be filed with the Original Form 40-F, the Amendment No. 1 and the Amendment No. 2.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the Registrant certifies that it meets all of the requirements for filing on Form 40-F and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

KIRKLAND LAKE GOLD LTD.

By:	/s/ Jennifer Wagner
Name: Jennifer Wagner
Title: Corporate Secretary

Date: August 4, 2017

EXHIBIT INDEX

The following documents are being filed with the Commission as Exhibits to this Registration Statement:

Exhibit	Description

99.1*	Annual Audited Consolidated Financial Statements for Kirkland Lake Gold Ltd. as at December 31, 2016, December 31, 2015, April 30, 2015 and April 30, 2014 and the Year Ended December 31, 2016, the Eight-Month Period Ended December 31, 2015 and Year Ended April 30, 2015*

99.2*	Management's Discussion and Analysis for the year ended December 31, 2016*

99.3*	Annual Information Form dated March 30, 2017*

99.4*	Certification of Refiled Annual Financial Statements by the CEO dated August 1 2017*

99.5*	Certification of Refiled Annual Financial Statements by the CFO dated August 1 2017*

99.6*	Indenture dated July 19, 2012*

99.7*	Supplemental Indenture dated November 7, 2012*

99.8*	Arrangement Agreement dated November 16, 2015*

99.9*	News Release dated January 11, 2016*

99.10*	News Release dated January 18, 2016*

99.11*	News Release dated January 26, 2016*

99.12*	Articles of Arrangement dated January 26, 2016*

99.13*	News Release dated February 2, 2016*

99.14*	News Release dated February 12, 2016*

99.15*	Material Change Report dated February 17, 2016*

99.16*	News Release dated February 26, 2016*

99.17*	News Release dated February 29, 2016*

99.18*	News Release dated March 4, 2016*

99.19*	Consolidated Financial Statements for the years ended December 31, 2015 and 2014*

99.20*	Management’s Discussion and Analysis for the years ended December 31, 2015 and 2014*

99.21*	Confirmation of Notice of Record and Meeting Dates dated March 16, 2016*

99.22*	News Release dated March 21, 2016*

99.23**	Technical Report for the Maud Creek Gold Project, Northern Territory Australia dated March 21, 2016**

99.24**	Technical Report for the Stawell Gold Mine, Victoria, Australia dated March 16, 2016**

99.25**	Report on the Mineral Resources & Minerals Reserves of the Northern Territory Operations, Northern Territory, Australia dated March 21, 2016**

99.26***	Report on the Mineral Resources & Mineral Reserves of the Fosterville Gold Mine, Victoria, Australia dated March 21, 2016***

99.27*	Annual Information Form for the year ended December 31, 2015*

99.28*	Certification of Annual Filings in connection with filing of Annual Information Form by CEO March 21, 2016*

99.29*	Certification of Annual Filings in connection with filing of Annual Information Form by CFO March 21, 2016*

Exhibit	Description

99.30*	Material Change Report dated March 21, 2016*

99.31*	Revised Confirmation of Notice of Record and Meeting Dates dated March 28, 2016*

99.32*	News Release dated March 30, 2016*

99.33*	News Release dated April 4, 2016*

99.34*	News Release dated April 6, 2016*

99.35*	News Release dated April 12, 2016*

99.36*	Notice of Annual General Meeting of Shareholders dated April 7, 2016*

99.37*	Management Information Circular dated April 7, 2016*

99.38*	Form of Proxy dated April 22, 2016*

99.39*	News Release dated April 26, 2016*

99.40*	News Release dated April 29, 2016*

99.41*	Condensed Interim Consolidated Financial Statements for the three months ended March 31, 2016 and 2015*

99.42*	Management’s Discussion and Analysis for the three months ended March 31, 2016 and 2015*

99.43*	Certification of Interim Filings by CEO April 29, 2016*

99.44*	Certification of Interim Filings by CFO April 29, 2016*

99.45*	News Release dated May 9, 2016*

99.46*	News Release dated May16, 2016*

99.47***	Technical Report and Preliminary Economic Assessment of the Maud Creek Gold Project, Northern Territory, Australia dated May 16, 2016***

99.48*	News Release dated May 18, 2016*

99.49***	Amended Technical Report and Preliminary Economic Assessment of the Maud Creek Gold Project, Northern Territory, Australia dated May 18, 2016***

99.50*	Material Change Report dated May 18, 2016*

99.51*	News Release dated May 26, 2016*

99.52*	Report of voting results dated May 26, 2016*

99.53*	News release dated June 27, 2016*

99.54*	News release dated July 12, 2016*

99.55*	News release dated July 29, 2016*

99.56*	Management’s Discussion and Analysis for the three and six months ended June 30, 2016*

99.57*	Condensed Interim Consolidated Financial Statements for the three and six months ended June 30, 2016 and 2015*

99.58*	Certification of Interim Filings by CEO dated July 29, 2016,*

99.59*	Certification of Interim Filings by CFO dated July 29, 2016*

99.60*	News release dated August 3, 2016*

99.61*	News release dated August 22, 2016*

99.62*	News release dated September 14, 2016*

Exhibit	Description

99.63*	News release dated September 20, 2016*

99.64*	News release dated September 29, 2016*

99.65*	Form of Voting and Support Agreement dated September 29, 2016 re Kirkland Lake Gold Inc.*

99.66*	Form of Voting and Support Agreement dated September 29, 2016 re Kirkland Lake Gold Inc.*

99.67*	Form of Voting and Support Agreement dated September 29, 2016 re Newmarket Gold Inc.*

99.68*	Arrangement Agreement dated September 29, 2016*

99.69*	Material Change Report dated October 4, 2016*

99.70*	Confirmation of Notice of Record and Meeting Dates dated October 12, 2016*

99.71*	News release dated October 13, 2016*

99.72*	Revised Confirmation of Notice of Record and Meeting Dates dated October 13, 2016*

99.73*	Certificate of Officer dated October 31, 2016*

99.74*	Notice of Special Meeting of Shareholder of Newmarket Gold Inc. dated October 28, 2016*

99.75*	Joint Management Information Circular Concerning an Arrangement Involving Kirkland Lake Gold Inc. and Newmarket Gold Inc. dated October 28, 2016*

99.76*	Annual Information Form of Kirkland Lake Gold Inc. dated March 10, 2016*

99.77*	Audited Financial statements of Kirkland Lake Gold Inc. for the stub year ended December 31, 2015 and the year ended April 30, 2015*

99.78*	Management’s Discussion and Analysis of Kirkland Lake Gold Inc. for the eight month (stub) year ended December 31, 2015*

99.79*	Unaudited Condensed Consolidated Interim Financial Statements of Kirkland Lake Gold Inc. as at and for the three and six month period ended June 30, 2016 and July 31, 2015*

99.80*	Management’s Discussion and Analysis of Kirkland Lake Gold Inc. for the three and six months ended June 30, 2016*

99.81*	Management Information Circular of Kirkland Lake Gold Inc. dated May 16, 2016*

99.82*	Management Information Circular of Kirkland Lake Gold Inc. dated December 15, 2015*

99.83*	Management information circular of Kirkland Lake Gold Inc. dated September 23, 2015*

99.84*	Material Change Report of Kirkland Lake Gold Inc. dated October 3, 2016*

99.85*	Material Change Report of Kirkland Lake Gold Inc. dated January 27, 2016*

99.86*	News Release dated August 2, 2017*

99.87*	Joint Management Information Circular of Newmarket Gold Inc. and Crocodile Gold Corp. dated June 2, 2015*

99.88*	News Release dated October 31, 2016*

99.89*	Form of proxy dated October 31, 2016*

99.90*	News Release dated November 3, 2016*

99.91*	Management’s Discussion and Analysis for the three and nine months ended September 30, 2016*

99.92*	Condensed Interim Consolidated Financial Statements for the three and nine months ended September 30, 2016 and 2015*

99.93*	Certification of Interim Filings by CEO dated November 3, 2016*

Exhibit	Description

99.94*	Certification of Interim Filings by CFO dated November 3, 2016*

99.95*	News Release dated November 8, 2016*

99.96*	News Release dated November 9, 2016*

99.97*	News Release dated November 11, 2016*

99.98*	News Release dated November 25, 2016*

99.99*	Report of voting results dated November 25, 2016*

99.100*	Letter of Transmittal for Registered Holders of Common Shares of Newmarket Gold Inc. dated November 29, 2016*

99.101*	News Release dated November 30, 2016*

99.102*	Articles of Amendment dated November 30, 2016*

99.103*	Notice of Change in Corporate Structure Pursuant to Section 4.9 of National Instrument 51-102 dated December 2, 2016*

99.104*	News Release dated November 30, 2016*

99.105*	Second Supplemental Indenture dated as of November 30, 2016*

99.106*	Material Change Report dated December 2, 2016*

99.107*	News Release dated December 6, 2016*

99.108*	News Release dated December 12, 2016*

99.109*	News Release dated December 23, 2016*

99.110*	News Release dated January 3, 2017*

99.111*	Report of Exempt Distribution dated January 3, 2017*

99.112*	News Release dated January 9, 2017*

99.113*	News Release dated January 17, 2017*

99.114*	News Release dated January 19, 2017*

99.115*	News Release dated January 30, 2017*

99.116*	News Release dated February 27, 2017*

99.117*	News Release dated March 6, 2017*

99.118*	Confirmation of Notice of Record and Meeting Dates dated March 10, 2017*

99.119*	News Release dated March 28, 2017*

99.120*	News Release dated March 29, 2017*

99.121*	Third Supplemental Indenture dated March 13, 2017*

99.122	Report on the Mineral Resources & Mineral Reserves of the Northern Territory Operations, Northern Territory, Australia dated March 30, 2017

99.123	Macassa Property, Ontario, Canada Updated NI 43-101 Technical Report dated March 30, 2017

99.124	Holt-Holloway Property, Ontario, Canada Updated NI 43-101 Technical Report dated March 30, 2017

99.125****	Report on the Mineral Resources & Mineral Reserves of the Stawell Gold Mine, Victoria, Australia dated March 30, 2017****

99.126****	Hislop Property, Ontario, Canada Updated NI 43-101 Technical Report dated March 30, 2017****

Exhibit	Description

99.127****	Report on the Mineral Resources & Minerals Reserves of the Fosterville Gold Mine, Victoria, Australia dated March 30, 2017****

99.128****	Taylor Property, Ontario, Canada Updated NI 43-101 Technical Report dated March 30, 2017****

99.129*	News Release dated March 30, 2017*

99.130*	Voting Instruction Form dated April 11, 2017*

99.131*	Notice of Annual General Meeting of Shareholders dated April 7, 2017*

99.132*	Management Information Circular dated April 7, 2017*

99.133*	Form of Proxy dated April 11, 2017*

99.134*	Kirkland Lake Gold Ltd. Long Term Incentive Plan dated April 7, 2017*

99.135*	Kirkland Lake Gold Ltd. Deferred Share Unit Plan dated April 7, 2017*

99.136*	Code of Conduct dated April 11, 2017*

99.137*	News Release dated April 12, 2017*

99.138*	Form of Proxy dated April 12, 2017*

99.139*	News Release dated April 24, 2017*

99.140*	News Release dated May 3, 2017*

99.141*	News Release dated May 4, 2017*

99.142*	Condensed Consolidated Interim Financial Statements for the three months ended March 31, 2017 and 2016*

99.143*	Management’s Discussion and Analysis for the three months ended March 31, 2017 and 2016*

99.144*	Certification of Interim Filings by CEO dated May 4, 2017*

99.145*	Certification of Interim Filings by CFO dated May 4, 2017*

99.146*	Report of voting results dated May 4, 2017*

99.147*	News Release dated May 5, 2017*

99.148*	News Release dated May 15, 2017*

99.149*	News Release dated May 23, 2017*

99.150*	Annual Report 2016*

99.151*	News Release dated June 19, 2017*

99.152*	News Release dated June 21, 2017*

99.153*	News Release dated June 27, 2017*

99.154*	News Release dated June 28, 2017*

99.155*	News Release dated July 9, 2017*

99.156*	News Release dated July 27, 2017*

99.157*	Condensed Consolidated Interim Financial Statements for the three and six months ended June 30, 2017 and 2016*

99.158*	Management’s Discussion and Analysis for the three and six months ended June 30, 2017 and 2016*

99.159*	Certification of Interim Filings by CEO dated August 1, 2017*

99.160*	Certification of Interim Filings by CFO dated August 1, 2017*

Exhibit	Description

99.161*	Consent of Jason Keily*

99.162*	Consent of Peter Fairfield*

99.163*	Consent of SRK Consulting (Australia) Pty Ltd.*

99.164*	Consent of David Schonfeldt*

99.165*	Consent of Danny Kentwell*

99.166*	Consent of Justine Tracey*

99.167*	Consent of Mark Edwards*

99.168*	Consent of Wayne Chapman*

99.169*	Consent of Murray Smith*

99.170*	Consent of Troy Fuller*

99.171*	Consent of Ion Hann*

99.172*	Consent of Mining Plus PTY Ltd.*

99.173*	Consent of Simon Walsh*

99.174*	Consent of Pierre Rocque*

99.175*	Consent of Douglas Carter*

99.176*	Consent of John Winterbottom*

99.177*	Consent of Ian Holland*

99.178*	Consent of Glenn R. Clark*

99.179*	Consent of Glenn R. Clark & Associates*

99.180*	Consent of Stewart Carmichael*

99.181*	Consent of Christopher Stewart*

99.182*	Consent of Keyvan Salehi*

99.183*	Consent of Dean Basile*

99.184*	Consent of Phil Bremner*

99.185*	Consent MiningOne Pty*

99.186*	Consent of Simon Hitchman*

99.187*	Consent of Stuart Hutchin*

99.188*	Consent of GMP Securities L.P.*

99.189*	Consent of CIBC World Markets Inc.*

99.190*	Consent of RBC Dominion Securities Inc.*

99.191*	Consent of Maxit Capital LP*

99.192*	Consent of PricewaterhouseCoopers LLP*

99.193*	Consent of KPMG LLP*

* previously filed with the Original Form 40-F
** previously filed with Amendment No. 1
*** previously filed with Amendment No. 2
**** to be filed with Amendment No. 4 to this Registration Statement on Form 40-F